Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation Plan for the Fiscal Year Ending February 29, 2016

Name of Executive	Base Salary (effective June 1, 2015)	FY2016 EVCP Target Award Amount
James M. Whitehurst	$1,000,000	$1,500,000
Charles E. Peters, Jr.	$520,000	$520,000
Paul Cormier	$700,000	$700,000
Arun Oberoi	$530,000	$530,000
Michael Cunningham	$480,000	$384,000